Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-257894, No. 333-197578, No. 333-182819, No. 333-59856 and No. 333-04893) pertaining to the 2021 Long Term Incentive Plan, the Amended and Restated 2012 Incentive Compensation Plan, the 2000 stock option plan and the 1995 stock option plan and Registration Statement on Form S-3 (No. 333-227051) of our report dated March 23, 2023, on the consolidated financial statements of Wireless Telecom Group, Inc. and subsidiaries as of and for the years ended December 31, 2022 and 2021.

/s/ PKF O’Connor Davies, LLP

March 23, 2023
New York, NY